INDEPENDENT AUDITORS' CONSENT



To the Stockholders of
L.A.M. Pharmaceutical, Corp.
Toronto, Ontario, Canada


     We consent to the use in this Registration Statement of L.A.M. Pharmaceutical, Corp. on Form S-8 of our report dated February 8, 2002 (except for Note P, as to which the date is March 27, 2002) of L.A.M. Pharmaceutical, Corp. for the years ended December 31, 2001 and 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

     We also consent to the use of our review report dated May 6, 2002 on the unaudited interim financial information of L.A.M. Pharmaceutical, Corp. for the three months ended March 31, 2002 and 2001, our review report dated July 23, 2002 on the three and six months ended June 30, 2002 and 2001, and our review report dated November 12, 2002 on the three and mine months ended September 30, 2002, in this Registration Statement of L.A.M. Pharmaceutical, Corp. on Form S-8.

     We are also aware that the aforementioned report on the unaudited interim financial information, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.





Rotenberg & Co., LLP
Rochester, New York

January 28, 2003